UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 29, 2006

Neutron Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	005-80243	98-0338100

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

450 Matheson Blvd. East, Unit 67
Mississauga, Ontario, Canada	L4Z 1R5

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 238-0059

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2006, Neutron Enterprises, Inc. (the “Company”, “we” or “us”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neutron Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Stock-Trak, Inc., a Georgia corporation (“Stock-Trak”), and Mark Brookshire, the sole shareholder of Stock-Trak. Under the Merger Agreement, Stock-Trak will merge with and into Merger Sub which will change its name to Stock-Trak, Inc. and survive as a wholly owned subsidiary of the Company. Stock-Trak is an Atlanta, Georgia based provider of stock market portfolio simulation software and services to the education and corporate markets.

In consideration for the Merger, we will issue or pay, as applicable, to Mr. Brookshire, the sole shareholder of Stock-Trak: (i) 647,249 shares of common stock of the Company (the “Merger Shares”); and (ii) cash in the amount to $2,000,000 less (A) payments be made to the holders of outstanding options of Stock-Trak due in connection with the termination of such options, (B) payoff of all amounts due and owing by Stock-Trak under a line of credit with Bank of America, N.A. and (C) payment of certain transaction costs incurred by Stock-Trak. The cash payment is subject to adjustment to the extent the total assets less the total liabilities of Stock-Trak as of the closing is greater or less than $150,000. The number of Merger Shares was based on a valuation of $2.3175 per share, the average of the closing prices of our common stock for the twenty (20) business days preceding the execution of the Merger Agreement.

The Merger Agreement contains standard and customary confidentiality, non solicitation, and non competition provisions which, among other things, prohibit Mr. Brookshire from competing with us or Stock-Trak for a period of five years following the closing of the Merger. At closing, Stock-Trak will enter into an employment agreement with Mr. Brookshire to serve as the President of Stock-Trak for a term of two years at an annual base salary of $160,000 and we will issue an option to Mr. Brookshire under our Amended 2005 Stock Incentive Plan to purchase 200,000 shares of common stock. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will terminate on December 31, 2011, and vest in equal annual installments over a three year period with the first installment vesting December 31, 2007.

Completion of the Merger is subject to the satisfaction or waiver of certain conditions, including obtaining all required third party consents and approvals, our satisfaction that the financial statements of Stock-Trak can be audited and presented in accordance with GAAP and applicable federal securities laws, and other customary closing conditions. The Merger is scheduled to close the later of January 12, 2007 or upon the satisfaction or waiver of all conditions to closing. The Merger Agreement may be terminated by us, Stock-Trak or Mr. Brookshire upon the occurrence or failure to occur of certain events, including failure of the Merger to be completed by January 31, 2007.

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     Section 3 – Securities And Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 regarding the proposed issuance of common stock is hereby incorporated by reference.

The Merger Shares will be issued to one accredited investor in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated November 29, 2006 by and among the Company, Neutron Acquisition Corp., Stock-Trak, Inc., and Mark Brookshire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neutron Enterprises, Inc.

Date: December 5, 2006	By:	/s/ Mitchell Rosen

Mitchell Rosen
Executive Vice President